Exhibit 99.1

China Agritech, Inc. Dismisses Ernst & Young Hua Ming As Auditor

BEIJING, March 14, 2011 /PRNewswire-Asia-FirstCall/ -- China Agritech, Inc. (Nasdaq: CAGC) ("China Agritech", or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, today announced that the Board of Directors, based on the suggestion of the Company's Audit Committee, has dismissed Ernst & Young Hua Ming as the Company's independent auditor starting from March 14, 2011.

The dismissal of Ernst & Young Hua Ming was made after thorough consideration by the Audit Committee, and the Board of Directors of the Company. The decision to dismiss the auditor was the result of Ernst & Young (China) Advisory Limited Beijing Branch Office entering into a SOX 404 service agreement including performing the test of the Company's internal controls from 2008 to 2010. Recently, the public and the management team have raised doubts about this service agreement's impact on Ernst & Young Hua Ming's independence to act as the Company's auditor. In order to give the public fair and truthful financial results, the Board of Directors came to the above decision.

The Company is actively seeking a new auditor to finish the audit work for 2010 and file with the Securities and Exchange Commission with the least delay possible.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions, future operating results of the Company, capital expenditures, expansion and growth opportunities, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
gareth@chinaagritech.com